UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 7, 2022

Signify Health, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-40028	85-3481223
(State of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Connecticut Avenue
Norwalk, CT (Address of Principal Executive Offices)		06854 (Zip Code)

Registrant’s telephone number, including area code: (203) 541-4600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A common stock, par value $0.01 per Share	SGFY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 7, 2022, the Board of Directors of Signify Health, Inc. (“Signify” or the “Company”) approved a restructuring plan to wind down the Company’s Episodes of Care Services (“ECS”) segment. The Company’s Caravan Health business will not be impacted. This decision was made in light of recent retrospective trend calculations released by the Center for Medicare & Medicaid Innovation that lowered target prices for episodes in the Medicare Bundled Payment for Care Improvement Advanced (“BPCI-A”) program, and which the Company believes have made the program unsustainable. The Company currently expects to incur restructuring charges in the range of $25-$35 million primarily comprising severance and related employee costs to be recorded primarily in the second half of 2022. The Company may also incur additional restructuring costs comprising contract termination and facility closure costs, the amount and timing of which cannot be estimated at this time. The Company expects the majority of the restructuring plan and the cash expenditures associated with these actions to be completed in 2022.

There are approximately $85 million of annualized direct ECS costs which will be eliminated. In addition, there are approximately $60 million of annualized shared costs currently allocated to the ECS segment, of which the Company expects to eliminate approximately $30-$35 million in annualized costs by the end of 2022 as it winds down the BPCI-A program.

Item 2.06. Material Impairments.

As a result of the restructuring plan described in Item 2.05 above, the Company expects to record a non-cash impairment charge of its goodwill and intangible assets in the range of $450-$530 million.

Item 7.01. Regulation FD Disclosure.

On July 8, 2022, the Company issued a press release announcing the restructuring plan described above. A copy of the press release is furnished as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The foregoing description and the other information provided pursuant to this Item 7.01, including Exhibit 99.1, is “furnished” and shall not be deemed “filed” with the Securities and Exchange Commission (the “SEC”) or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in any such filings.

Item 8.01. Other Events.

During the second quarter of 2022, the Company received a semiannual BPCI-A reconciliation from the Center for Medicare and Medicaid Services (“CMS”). Within that reconciliation, CMS applied a negative price adjustment to the benchmark prices against which savings are measured for specific episodes under the BPCI-A program. Several BPCI-A participants, including the Company, disputed the price adjustment and CMS has since asked participants to provide evidence of the pricing errors. The Company is in the process of responding to the request, and upon receipt of the Company’s submission, CMS will deem the reconciliation period to remain open. The Company does not anticipate materially changing its current revenue estimates until there is further resolution or clarity of this matter. As of March 31, 2022, the Company had recorded $45.2 million and $20.0 million in revenue related to performance periods beginning in April 2021 and October 2021, respectively, that may be impacted in the event a negative price adjustment prevails. Changes in the Company’s estimates of prior period performance could result in the reversal of revenue and a further loss may be recorded. CMS has indicated it will respond to error notices prior to the fourth quarter of 2022.

Certain statements in this Current Report on Form 8-K are forward-looking statements including, but not limited to, statements related to the expected costs and impairment charges associated with the restructuring plan described above and the risk that revenue previously recorded may be reversed. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results, including the estimates described in this Form 8-K, and timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which include, without limitation, risks associated with a reduction-in-force and re-allocating and/or repurposing assets to other parts of the Company. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC, and the Company’s subsequent quarterly and current reports filed with the SEC.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 8, 2022
104	Cover Page Interactive Data File, formatted in Inline XBRL and included as Exhibit 104

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNIFY HEALTH, INC.

Date: July 8, 2022	By:	/s/ Steve Senneff
Name: Steve Senneff
Title: President & Chief Financial and Administrative Officer